April 29, 2002

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, WA 98109

Ladies and Gentlemen:

        We have acted as counsel to Cascade Natural Gas Corporation, a Washington corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of an additional 300,000 shares (the "Shares") of its common stock, $1.00 par value per share, to be issued under the Company's 1998 Stock Incentive Plan, as amended (the "Plan"), together with options and other stock-based awards relating thereto.

        In connection with this opinion letter, we have examined such documents, certificates or records, and have made such investigation of law, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        For purposes of this opinion letter, we have assumed that, at all relevant times, (a) the Registration Statement, and any amendments thereto, will have been declared effective under the Securities Act and such effectiveness has not been terminated or rescinded; (b) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; and (c) all necessary approvals from, or filings with, state public utilities commissions or similar regulatory authorities will have been obtained.

        Based on the foregoing, it is our opinion that:

        1.    The Company is a corporation duly incorporated and validly existing as a corporation under the laws of the State of Washington, with all requisite power and authority under such laws to issue the Shares.

        2.    The Plan has been duly adopted and approved by all necessary corporate action, and when options or other stock-based awards relating to the Shares are granted in accordance with the Plan, such options or awards have or will have been legally issued.

        3.    When the Shares are issued and sold by the Company in accordance with the Plan upon exercise of options or other stock-based awards duly granted under the Plan, and payment for such Shares to the extent and in the manner required by the Plan is received by the Company, such Shares will be legally issued, fully paid and nonassessable.

        This opinion letter is limited to the current federal laws of the United States and the current internal laws of the State of Washington (without giving effect to any conflict of laws principles thereof), and we have not considered, and express no opinion with respect to, the laws of any other jurisdiction. This opinion letter is given as of the date hereof, and we undertake no obligation to update this opinion letter or to advise you with respect to any facts or circumstances, or changes in law, that may come to our attention hereafter.

        We consent to the use of this opinion letter in the Registration Statement.

Very truly yours,
HILLIS CLARK MARTIN & PETERSON, P.S.
By /s/ JOEL N. BODANSKY Joel N. Bodansky